KPMG LLP

Box 104426

777 Dunsmuir Street

Vancouver, BC V7Y 1K3

March 27, 2003

Ladies and Gentlemen

In connection with your consent to the incorporation by reference of your auditors' report into the registration statements (No. 333-64872 and 333-92253) on Form S-8 filed by this Company under the Securities Act of 1933, we affirm to the best of our knowledge and belief that during the period from December 31, 2002, to this date, no events have occurred that would require adjustment to the consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 and for the period from inception on January 3, 1994 to December 31, 2002, or that should be disclosed in order to keep those statements from being misleading. In addition, we affirm to the best of our knowledge and belief that we have made available to you all minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

Very truly yours

Braintech, Inc.

Owen Jones Edward White

Chief Executive Officer Chief Financial Officer